SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                ----------------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                                (Amendment No. )


                                Americredit Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    03060R101
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               Bruce R. Berkowitz
                    c/o Fairholme Capital Management, L.L.C.
                       4400 Biscayne Boulevard, 9th Floor
                                 Miami, FL 33137
                                 (305) 358-3000
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                November 6, 2008
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of This Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [x].


          Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.


----------
     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.    03060R101
           ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Fairholme Capital Management, L.L.C.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY


4.   SOURCE OF FUNDS

     AF

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.   SOLE VOTING POWER

     235,560

8.   SHARED VOTING POWER

     17,820,417

9.   SOLE DISPOSITIVE POWER

     235,560

10.  SHARED DISPOSITIVE POWER

     22,618,354

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     22,853,914

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     19.6%

14.  TYPE OF REPORTING PERSON

     IA

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Bruce R. Berkowitz

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY


4.   SOURCE OF FUNDS

     AF

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.   SOLE VOTING POWER

     232,059

8.   SHARED VOTING POWER

     17,820,417

9.   SOLE DISPOSITIVE POWER

     232,059

10.  SHARED DISPOSITIVE POWER

     22,618,354

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     22,850,413

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*



13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     19.6%

14.  TYPE OF REPORTING PERSON

     IN, HC

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Fairholme Funds, Inc.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY


4.   SOURCE OF FUNDS

     WC

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Maryland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.   SOLE VOTING POWER

     0

8.   SHARED VOTING POWER

     16,692,000

9.   SOLE DISPOSITIVE POWER

     0

10.  SHARED DISPOSITIVE POWER

     16,692,000

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     16,692,000

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     14.4%

14.  TYPE OF REPORTING PERSON

     IC

CUSIP No.   03060R101
            ---------------------

Item 1.  Security and Issuer.

     The name of the issuer is Americredit Corp. (the "Issuer"). The address of the Issuer's offices is 801 Cherry Street, Suite 3900, Fort Worth, Texas 76102. This Schedule 13D relates to the Issuer's Common Stock, $0.01 par value (the "Shares").

--------------------------------------------------------------------------------

Item 2.  Identity and Background.

     (a-c, f) This Schedule 13D is being filed jointly by Fairholme Capital Management, L.L.C., a Delaware limited liability company ("Fairholme"), Fairholme Funds, Inc. (the "Fund"), a Maryland investment company and Bruce R. Berkowitz, a United States citizen (collectively with Fairholme and the Fund, the "Reporting Persons").

     The principal business address of the Reporting Persons is 4400 Biscayne Boulevard, 9th Floor, Miami, FL 33137.

     Bruce R. Berkowitz is the managing member of Fairholme, an investment management firm that serves as the general partner, managing member and investment adviser to several investment funds, both public and private (the "Fairholme Funds").

     (d) None of the Reporting Persons has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

     (e) None of the Reporting Persons has, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or state securities laws or finding any violation with respect to such laws.

--------------------------------------------------------------------------------

Item 3.  Source and Amount of Funds or Other Consideration.

     The funds for the purchase of the Shares came from the working capital of the Fairholme Funds over which Bruce Berkowitz, through his role at Fairholme, exercises investment discretion.

     No borrowed funds were used to purchase the Shares, other than any borrowed funds used for working capital purposes (including certain leverage arrangements) in the Fairholme Funds' ordinary course of business.

--------------------------------------------------------------------------------

Item 4.  Purpose of Transaction.

     The Shares held by the Reporting Persons were acquired for, and are being held for, investment purposes only. The acquisitions of the Shares were made in the ordinary course of the Reporting Persons' business.

     The Reporting Persons are in discussions with the Issuer's management concerning (i) the exchange of certain debt securities of the Issuer held by the Reporting Persons for additional Shares, (ii) the acquisition by the Reporting Persons of asset-backed securities of the Issuer or its affiliate offered in a future securitization transaction, and (iii) an agreement under which the Reporting Persons will refrain from taking certain actions with respect to the Issuer for a specified period and will acquire one seat on the Issuer's board of directors, and the Issuer will waive the application of the Texas Business Combination Law. The Reporting Persons reserve the right, at a later date, to consult with management and other shareholders of the Issuer from time to time to evaluate the business prospects of the Issuer as well as its present and future intentions.

     Except as set forth above, the Reporting Persons have no plans or proposals that would relate to or would result in: (a) any extraordinary corporate transaction involving the Issuer; (b) any material change in the present capitalization or dividend policy of the Issuer; (c) any material change in the operating policies or corporate structure of the Issuer; (d) any change in the Issuer's charter or by-laws; (e) the Shares of the Issuer ceasing to be authorized to be quoted in the over-the-counter security markets; or (f) causing the Issuer to become eligible for termination of registration pursuant to
Section 12(g)(4) of the Securities Exchange Act of 1934. The Reporting Persons, however, reserve the right, at a later date, to effect one or more of such changes or transactions in the number of Shares they may be deemed to beneficially own.

--------------------------------------------------------------------------------

Item 5.  Interest in Securities of the Issuer.

     (a-e) As of the date hereof, Fairholme may be deemed to be the beneficial owner of 22,853,914 Shares (19.6%) of the Issuer, the Fund may be deemed to be the beneficial owner of 16,692,000 Shares (14.0%) of the Issuer and Bruce R. Berkowitz may be deemed to be the beneficial owner of 22,850,413 Shares (19.6%) of the Issuer, based upon the 116,312,936 Shares outstanding as of August 26, 2008, according to the Issuer.

     Fairholme has the sole power to vote or direct the vote of 235,560 Shares, Fairholme Funds, Inc. has the sole power to vote or direct the vote of 0 Shares and Bruce R. Berkowitz has the sole power to vote or direct the vote of 232,059 Shares to which this filing relates. Fairholme has the shared power to vote or direct the vote of 17,820,417 Shares, Fairholme Funds, Inc. has the shared power to vote or direct the vote of 16,692,000 Shares and Bruce R. Berkowitz has the shared power to vote or direct the vote of 17,820,417 Shares to which this filing relates.

     Fairholme has the sole power to dispose or direct the disposition of 235,560 Shares, Fairholme Funds, Inc. has the sole power to dispose or direct the disposition of 0 Shares and Bruce R. Berkowitz has the sole power to dispose or direct the disposition of 232,059 Shares to which this filing relates. Fairholme has the shared power to dispose or direct the disposition of 22,618,354 Shares, Fairholme Funds, Inc. has the shared power to dispose or direct the disposition of 16,692,000 Shares and Bruce R. Berkowitz has the shared power to dispose or direct the disposition of 22,618,354 Shares to which this filing relates.

     The trading dates, number of Shares purchased and the price per share for all transactions in the Shares during the 60 days prior to November 6, 2008 by the Reporting Persons are set forth in Exhibit B and were effected in the open market, except as noted in Exhibit B.

     The Reporting Persons specifically disclaim beneficial ownership in the Shares reported herein except to the extent of their pecuniary interest therein.

--------------------------------------------------------------------------------

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

     The Reporting Persons do not have any contract, arrangement, understanding or relationship with any person with respect to the Shares except as described in Item 4 above.

--------------------------------------------------------------------------------

Item 7.  Material to be Filed as Exhibits.

Exhibit A   An agreement relating to the filing of a joint statement as required by Rule 13d-1(k) under the Securities Exchange Act of 1934 is filed herewith as Exhibit A.

Exhibit B   A description of the transactions in the Shares that were effected by the Reporting Persons during the 60 days prior to November 6, 2008 is filed herewith as Exhibit B.


--------------------------------------------------------------------------------

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


November 6, 2008
-----------------------
(Date)


Fairholme Capital Management, L.L.C.

By:  /s/ Bruce R. Berkowitz
------------------------------------
Name: Bruce R. Berkowitz
Title: Managing Member



Fairholme Funds, Inc.

By:  /s/ Bruce R. Berkowitz
----------------------------
Name: Bruce R. Berkowitz
Title: President



/s/ Bruce R. Berkowitz
---------------------------
    Bruce R. Berkowitz

                                                                  Exhibit A


                                    AGREEMENT
                                    ----------

     The undersigned agree that this Schedule 13D dated November 6, 2008 relating to the Common Stock, $0.01 par value of Americredit Corp. shall be filed on behalf of the undersigned.



Fairholme Capital Management, L.L.C.

By:  /s/ Bruce R. Berkowitz
------------------------------------
Name:  Bruce R. Berkowitz
Title: Managing Member



Fairholme Funds, Inc.

By:  /s/ Bruce R. Berkowitz
------------------------------------
Name:  Bruce R. Berkowitz
Title: President



/s/ Bruce R. Berkowitz
---------------------------
    Bruce R. Berkowitz




November 6, 2008

                                                                  Exhibit B



               Transactions in the Shares -- The Reporting Persons

Fairholme Capital Management, L.L.C.

                          Date of              Number of             Price
Purchase/Sale           Transaction             Shares              per Share
-------------           -----------            ---------            ---------

Sale                        9/8/2008                1,600            $ 12.18
Sale                        9/8/2008                  800            $ 12.18
Sale                        9/8/2008                  300            $ 12.18
Sale                        9/8/2008                  300            $ 12.18
Sale                        9/8/2008                  300            $ 12.18
Sale                        9/8/2008                  100            $ 12.18
Purchase                   9/10/2008               10,900            $ 10.99
Purchase                   9/10/2008               68,500            $ 10.99
Purchase                   9/10/2008                1,800            $ 10.99
Purchase                   9/10/2008                9,400            $ 10.99
Purchase                   9/10/2008               31,000            $ 10.99
Purchase                   9/11/2008                2,700            $ 10.57
Purchase                   9/11/2008                  600            $ 10.57
Purchase                   9/11/2008                4,500            $ 10.57
Purchase                   9/12/2008                8,800            $ 10.99
Purchase                   9/15/2008                5,100            $ 10.54
Purchase                   9/15/2008                6,200            $ 10.54
Purchase                   9/15/2008                4,500            $ 10.54
Purchase                   9/16/2008                3,000            $ 10.08
Purchase                   9/16/2008                  200            $ 10.08
Purchase                   9/16/2008                  200            $ 10.08
Purchase                   9/16/2008                  600            $ 10.08
Purchase                   9/16/2008                  200            $ 10.08
Purchase                   9/16/2008                  100            $ 10.08
Purchase                   9/16/2008                1,000            $ 10.08
Purchase                   9/16/2008                  700            $ 10.08
Purchase                   9/16/2008                3,800            $ 10.24
Purchase                   9/16/2008                  400            $ 10.24
Purchase                   9/16/2008                  100            $ 10.08
Purchase                   9/16/2008                  800            $ 10.08
Purchase                   9/16/2008                  400            $ 10.24
Purchase                   9/16/2008                3,000            $ 10.24
Purchase                   9/16/2008                3,500            $ 10.24
Purchase                   9/16/2008                2,900            $ 10.24
Purchase                   9/16/2008                1,100            $ 10.24
Purchase                   9/16/2008                  700            $ 10.24
Purchase                   9/16/2008                7,300            $ 10.24
Purchase                   9/16/2008                  800            $ 10.24
Purchase                   9/16/2008               11,700            $ 10.24
Purchase                   9/16/2008                  500            $ 10.24
Purchase                   9/16/2008                  600            $ 10.24
Purchase                   9/16/2008                  400            $ 10.24
Purchase                   9/16/2008                  400            $ 10.24
Purchase                   9/16/2008                  600            $ 10.24
Purchase                   9/16/2008                3,400            $ 10.24
Purchase                   9/16/2008                4,700            $ 10.08
Purchase                   9/16/2008                  100            $ 10.08
Purchase                   9/16/2008                  100            $ 10.08
Purchase                   9/16/2008                  500            $ 10.08
Purchase                   9/16/2008                4,200            $ 10.08
Purchase                   9/16/2008                1,300            $ 10.08
Purchase                   9/16/2008               10,300            $ 10.08
Purchase                   9/16/2008                  400            $ 10.08
Purchase                   9/16/2008                  100            $ 10.08
Purchase                   9/16/2008                3,900            $ 10.08
Purchase                   9/16/2008                  200            $ 10.08
Purchase                   9/16/2008                  400            $ 10.10
Purchase                   9/16/2008                  400            $ 10.08
Purchase                   9/16/2008                  300            $ 10.08
Purchase                   9/16/2008                  500            $ 10.08
Purchase                   9/16/2008                  400            $ 10.08
Purchase                   9/16/2008                  400            $ 10.08
Purchase                   9/16/2008                  300            $ 10.08
Purchase                   9/16/2008                  400            $ 10.08
Purchase                   9/16/2008                  300            $ 10.08
Purchase                   9/16/2008                4,500            $ 10.08
Purchase                   9/16/2008                1,600            $ 10.08
Purchase                   9/16/2008                6,500            $ 10.24
Purchase                   9/16/2008                6,000            $ 10.06
Purchase                   9/17/2008               33,300            $  9.64
Purchase                   9/24/2008                  400            $ 11.18
Purchase                   9/24/2008                  400            $ 11.18
Purchase                   9/24/2008                  900            $ 11.18
Purchase                   9/24/2008                  700            $ 11.18
Purchase                   9/24/2008                1,000            $ 11.18
Purchase                   9/24/2008                2,000            $ 11.18
Purchase                   9/24/2008               84,100            $ 11.18
Purchase                   9/24/2008                2,200            $ 11.18
Purchase                   9/24/2008               11,200            $ 11.18
Purchase                   9/24/2008                1,629            $ 11.27
Purchase                   9/26/2008               13,600            $ 11.08
Purchase                   9/26/2008                2,771            $ 11.16
Purchase                   10/2/2008                7,200            $  9.81
Purchase                   10/2/2008               30,800            $  9.81
Purchase                   10/7/2008               10,700            $  8.53
Purchase                   10/7/2008                1,600            $  8.53
Purchase                   10/7/2008                  800            $  8.56
Purchase                   10/7/2008                1,900            $  8.56
Purchase                   10/7/2008                  500            $  8.56
Purchase                   10/7/2008                1,900            $  8.56
Purchase                   10/7/2008                1,500            $  8.56
Purchase                   10/7/2008                3,300            $  8.56
Purchase                   10/7/2008                  900            $  8.56
Purchase                   10/7/2008                  700            $  8.56
Purchase                   10/7/2008                2,200            $  8.56
Purchase                   10/7/2008                  900            $  8.56
Purchase                   10/7/2008                3,100            $  8.56
Purchase                   10/7/2008                  400            $  8.56
Purchase                   10/7/2008                2,700            $  8.56
Purchase                   10/7/2008                  600            $  8.56
Purchase                   10/7/2008                  900            $  8.56
Purchase                   10/7/2008                2,500            $  8.56
Purchase                   10/7/2008                3,200            $  8.56
Purchase                   10/7/2008                  700            $  8.56
Purchase                   10/7/2008                2,500            $  8.56
Purchase                   10/7/2008                  400            $  8.56
Purchase                   10/7/2008                1,200            $  8.56
Purchase                   10/7/2008                1,000            $  8.56
Purchase                   10/7/2008                1,500            $  8.56
Purchase                   10/7/2008                2,600            $  8.56
Purchase                   10/7/2008                  300            $  8.56
Purchase                   10/7/2008                2,900            $  8.56
Purchase                   10/7/2008                1,400            $  8.56
Purchase                   10/7/2008                  400            $  8.56
Purchase                   10/7/2008                1,300            $  8.56
Purchase                   10/7/2008                  300            $  8.56
Purchase                   10/7/2008                1,300            $  8.56
Purchase                   10/7/2008                1,100            $  8.56
Purchase                   10/7/2008                1,300            $  8.56
Purchase                   10/7/2008                2,300            $  8.56
Purchase                   10/7/2008                  400            $  8.56
Purchase                   10/7/2008                1,900            $  8.56
Purchase                   10/7/2008                2,900            $  8.56
Purchase                   10/7/2008                  100            $  8.56
Purchase                   10/7/2008                2,900            $  8.56
Purchase                   10/7/2008                  700            $  8.56
Purchase                   10/7/2008                1,300            $  8.56
Purchase                   10/7/2008                  300            $  8.56
Purchase                   10/7/2008                  800            $  8.56
Purchase                   10/7/2008               13,600            $  8.53
Purchase                   10/7/2008                  800            $  8.53
Purchase                   10/7/2008                3,700            $  8.53
Purchase                   10/7/2008                  400            $  8.56
Purchase                   10/7/2008                1,000            $  8.56
Purchase                   10/7/2008                1,000            $  8.56
Purchase                   10/7/2008                2,000            $  8.56
Purchase                   10/7/2008                1,000            $  8.56
Purchase                   10/7/2008                2,900            $  8.56
Purchase                   10/7/2008                  900            $  8.56
Purchase                   10/7/2008                  200            $  8.56
Purchase                   10/7/2008                2,200            $  8.56
Purchase                   10/7/2008                  400            $  8.56
Purchase                   10/7/2008                1,100            $  8.56
Purchase                   10/7/2008                2,800            $  8.56
Purchase                   10/7/2008                  400            $  8.56
Purchase                   10/7/2008                1,400            $  8.56
Purchase                   10/7/2008                  400            $  8.56
Purchase                   10/7/2008                  900            $  8.56
Purchase                   10/7/2008                1,200            $  8.56
Purchase                   10/7/2008                2,800            $  8.56
Purchase                   10/7/2008                  800            $  8.56
Purchase                   10/7/2008                2,500            $  8.56
Purchase                   10/7/2008                2,600            $  8.56
Purchase                   10/7/2008                3,000            $  8.56
Purchase                   10/7/2008                  600            $  8.56
Purchase                   10/7/2008                  600            $  8.56
Purchase                   10/7/2008                2,700            $  8.53
Purchase                   10/7/2008                1,600            $  8.53
Purchase                   10/7/2008                4,600            $  8.53
Purchase                   10/7/2008                6,100            $  8.53
Purchase                   10/7/2008                1,100            $  8.53
Purchase                   10/7/2008                3,800            $  8.53
Purchase                   10/7/2008                3,300            $  8.53
Purchase                   10/7/2008                2,400            $  8.53
Purchase                   10/7/2008                5,400            $  8.53
Purchase                   10/7/2008                4,300            $  8.53
Purchase                   10/7/2008                1,700            $  8.53
Purchase                   10/7/2008                4,400            $  8.53
Purchase                   10/7/2008                4,700            $  8.53
Purchase                   10/7/2008                4,800            $  8.53
Purchase                   10/7/2008                3,900            $  8.53
Purchase                   10/7/2008                4,600            $  8.53
Purchase                   10/7/2008                1,400            $  8.53
Purchase                   10/7/2008                4,900            $  8.53
Purchase                   10/7/2008                3,700            $  8.53
Purchase                   10/7/2008                4,300            $  8.53
Purchase                   10/7/2008               23,400            $  8.53
Purchase                   10/7/2008                2,100            $  8.53
Purchase                   10/7/2008                3,500            $  8.53
Purchase                   10/7/2008                6,400            $  8.53
Purchase                   10/7/2008                1,800            $  8.53
Purchase                   10/7/2008                2,300            $  8.53
Purchase                   10/7/2008                6,300            $  8.53
Purchase                   10/7/2008                6,800            $  8.53
Purchase                   10/7/2008                5,600            $  8.53
Purchase                   10/7/2008                6,400            $  8.53
Purchase                   10/7/2008                4,600            $  8.53
Purchase                   10/7/2008                1,700            $  8.53
Purchase                   10/7/2008                3,600            $  8.53
Purchase                   10/7/2008                6,300            $  8.53
Purchase                   10/7/2008                2,500            $  8.53
Purchase                   10/7/2008                7,100            $  8.53
Purchase                   10/7/2008                3,400            $  8.53
Purchase                   10/7/2008                4,400            $  8.53
Purchase                   10/7/2008                1,100            $  8.53
Purchase                   10/7/2008                3,300            $  8.53
Purchase                   10/7/2008                1,800            $  8.56
Purchase                   10/7/2008                2,800            $  8.56
Purchase                   10/7/2008                3,100            $  8.56
Purchase                   10/7/2008                  500            $  8.56
Purchase                   10/7/2008                1,800            $  8.56
Purchase                   10/7/2008                  600            $  8.56
Purchase                   10/7/2008                  500            $  8.56
Purchase                   10/7/2008                  500            $  8.56
Purchase                   10/7/2008                1,900            $  8.56
Purchase                   10/7/2008                1,800            $  8.56
Purchase                   10/7/2008                1,200            $  8.56
Purchase                   10/7/2008                1,200            $  8.56
Purchase                   10/7/2008                2,800            $  8.56
Purchase                   10/7/2008                3,300            $  8.53
Purchase                   10/7/2008                4,800            $  8.53
Purchase                   10/7/2008                  200            $  8.56
Purchase                   10/7/2008                  600            $  8.56
Purchase                   10/7/2008                1,200            $  8.56
Purchase                   10/7/2008                2,000            $  8.56
Purchase                   10/7/2008                  700            $  8.56
Purchase                   10/7/2008                2,600            $  8.56
Purchase                   10/7/2008                1,700            $  8.56
Purchase                   10/7/2008                2,600            $  8.56
Purchase                   10/7/2008                1,300            $  8.56
Purchase                   10/7/2008                1,800            $  8.56
Purchase                   10/7/2008                1,100            $  8.56
Purchase                   10/7/2008                1,500            $  8.56
Purchase                   10/7/2008                1,500            $  8.56
Purchase                   10/7/2008                2,800            $  8.56
Purchase                   10/7/2008                3,000            $  8.56
Purchase                   10/7/2008                2,100            $  8.56
Purchase                   10/7/2008                2,100            $  8.56
Purchase                   10/7/2008                1,000            $  8.56
Purchase                   10/7/2008                  900            $  8.56
Purchase                   10/7/2008                1,200            $  8.56
Purchase                   10/7/2008                1,200            $  8.56
Purchase                   10/7/2008                1,000            $  8.56
Purchase                   10/7/2008                2,600            $  8.56
Purchase                   10/7/2008                1,800            $  8.56
Purchase                   10/7/2008                  700            $  8.56
Purchase                   10/7/2008                  800            $  8.56
Purchase                   10/7/2008                2,600            $  8.56
Purchase                   10/7/2008                2,400            $  8.56
Purchase                   10/7/2008                2,700            $  8.56
Purchase                   10/7/2008                1,000            $  8.56
Purchase                   10/7/2008                2,000            $  8.56
Purchase                   10/7/2008                1,200            $  8.56
Purchase                   10/7/2008                  900            $  8.56
Purchase                   10/7/2008                1,200            $  8.56
Purchase                   10/8/2008              109,800            $  8.09
Purchase                   10/8/2008               91,500            $  8.09
Sale                       10/8/2008                1,000            $  7.91
Sale                       10/8/2008                1,400            $  7.91
Sale                       10/8/2008                  300            $  7.91
Sale                       10/8/2008                  100            $  7.91
Sale                       10/8/2008                  900            $  7.91
Sale                       10/8/2008                  100            $  7.91
Sale                       10/8/2008                2,900            $  7.91
Sale                       10/8/2008                5,900            $  8.10
Sale                       10/8/2008                1,200            $  8.10
Sale                       10/8/2008                  600            $  8.10
Purchase                   10/9/2008              207,300            $  8.52
Purchase                   10/9/2008              172,700            $  8.52
Transfer                  10/20/2008                  500                (1)
Transfer                  10/20/2008                  300                (1)
Transfer                  10/20/2008                  100                (1)
Transfer                  10/20/2008                  600                (1)
Transfer                  10/20/2008                  100                (1)
Transfer                  10/20/2008                  100                (1)
Transfer                  10/20/2008                  100                (1)
Transfer                  10/20/2008                  100                (1)
Transfer                  10/20/2008                  500                (1)
Transfer                  10/20/2008                  300                (1)
Transfer                  10/20/2008                  100                (1)
Transfer                  10/20/2008                  600                (1)
Transfer                  10/20/2008                  500                (1)
Transfer                  10/20/2008                  300                (1)
Transfer                  10/20/2008                  100                (1)
Transfer                  10/20/2008                  600                (1)
Transfer                  10/20/2008                  100                (1)
Transfer                  10/20/2008                  100                (1)
Transfer                  10/20/2008                  100                (1)
Transfer                  10/20/2008                  100                (1)
Transfer                  10/20/2008                  500                (1)
Transfer                  10/20/2008                  300                (1)
Transfer                  10/20/2008                  100                (1)
Transfer                  10/20/2008                  600                (1)
Sale                      10/24/2008                  500            $  6.90
Sale                      10/24/2008                  800            $  6.90
Sale                      10/24/2008                  100            $  6.90
Sale                      10/24/2008                  100            $  6.90
Sale                      10/24/2008                  500            $  6.90
Sale                      10/29/2008                7,900            $  4.05
Sale                      10/29/2008                  200            $  4.05
Sale                      10/29/2008                  300            $  4.05
Sale                      10/31/2008                2,000            $  5.19
Sale                      10/31/2008                3,000            $  5.19
Transfer                   11/1/2008               21,521                (1)
Transfer                   11/1/2008               31,750                (1)
Transfer                   11/1/2008              117,899                (1)
Transfer                   11/1/2008                9,999                (1)
Transfer                   11/1/2008               23,601                (1)
Transfer                   11/1/2008                2,359                (1)
Transfer                   11/1/2008                  520                (1)
Transfer                   11/1/2008                3,179                (1)
Transfer                   11/1/2008               12,518                (1)
Transfer                   11/1/2008                1,800                (1)
Transfer                   11/1/2008                2,587                (1)
Transfer                   11/1/2008                  606                (1)
Transfer                   11/1/2008                7,221                (1)
Transfer                   11/1/2008                3,833                (1)
Transfer                   11/1/2008                4,421                (1)
Transfer                   11/1/2008                   83                (1)
Transfer                   11/1/2008                2,420                (1)
Transfer                   11/1/2008                4,455                (1)
Transfer                   11/1/2008                8,923                (1)
Transfer                   11/1/2008                4,463                (1)
Transfer                   11/1/2008                2,287                (1)
Transfer                   11/1/2008                1,440                (1)
Transfer                   11/1/2008                5,210                (1)
Transfer                   11/1/2008                2,217                (1)
Transfer                   11/1/2008                1,510                (1)
Transfer                   11/1/2008                5,210                (1)
Transfer                   11/1/2008               11,157                (1)
Transfer                   11/1/2008                2,512                (1)
Transfer                   11/1/2008                2,525                (1)
Transfer                   11/1/2008                2,984                (1)
Transfer                   11/1/2008                1,936                (1)
Transfer                   11/1/2008                5,824                (1)
Transfer                   11/1/2008                4,702                (1)
Transfer                   11/1/2008                3,001                (1)
Transfer                   11/1/2008                  256                (1)
Transfer                   11/1/2008               12,937                (1)
Transfer                   11/1/2008                8,608                (1)
Transfer                   11/1/2008                5,767                (1)
Transfer                   11/1/2008                2,010                (1)
Transfer                   11/1/2008                4,592                (1)
Transfer                   11/1/2008                3,239                (1)
Transfer                   11/1/2008                1,936                (1)
Transfer                   11/1/2008                5,831                (1)
Transfer                   11/1/2008               10,926                (1)
Transfer                   11/1/2008               26,542                (1)
Transfer                   11/1/2008                8,868                (1)
Transfer                   11/1/2008                8,155                (1)
Transfer                   11/1/2008                3,634                (1)
Transfer                   11/1/2008                  271                (1)
Transfer                   11/1/2008                5,122                (1)
Transfer                   11/1/2008                1,576                (1)
Transfer                   11/1/2008                6,429                (1)
Transfer                   11/1/2008                8,716                (1)
Transfer                   11/1/2008                4,625                (1)
Transfer                   11/1/2008                6,503                (1)
Transfer                   11/1/2008                1,479                (1)
Transfer                   11/1/2008                  888                (1)
Transfer                   11/1/2008               17,439                (1)
Transfer                   11/1/2008                4,674                (1)
Transfer                   11/1/2008                6,375                (1)
Transfer                   11/1/2008                3,019                (1)
Transfer                   11/1/2008               12,080                (1)
Transfer                   11/1/2008                5,911                (1)
Transfer                   11/1/2008                3,398                (1)
Transfer                   11/1/2008               34,839                (1)
Transfer                   11/1/2008               18,700                (1)
Transfer                   11/1/2008               10,768                (1)
Transfer                   11/1/2008               24,081                (1)
Transfer                   11/1/2008                7,729                (1)
Transfer                   11/1/2008               12,831                (1)
Transfer                   11/1/2008               14,674                (1)
Transfer                   11/1/2008                2,345                (1)
Transfer                   11/1/2008                3,187                (1)
Transfer                   11/1/2008                6,333                (1)
Transfer                   11/1/2008                4,538                (1)
Transfer                   11/1/2008                2,415                (1)
Transfer                   11/1/2008                3,252                (1)
Transfer                   11/1/2008                  941                (1)
Transfer                   11/1/2008                   91                (1)
Transfer                   11/1/2008                3,414                (1)
Transfer                   11/1/2008               12,872                (1)
Transfer                   11/1/2008               11,797                (1)
Transfer                   11/1/2008                4,716                (1)
Transfer                   11/1/2008                1,063                (1)
Transfer                   11/1/2008                7,754                (1)
Transfer                   11/1/2008                1,276                (1)
Transfer                   11/1/2008                1,262                (1)
Transfer                   11/1/2008                4,830                (1)
Transfer                   11/1/2008                7,368                (1)
Transfer                   11/1/2008                2,614                (1)
Transfer                   11/1/2008                3,388                (1)
Transfer                   11/1/2008                1,021                (1)
Transfer                   11/1/2008                1,469                (1)
Transfer                   11/1/2008                  575                (1)
Transfer                   11/1/2008                1,307                (1)
Transfer                   11/1/2008                2,894                (1)
Transfer                   11/1/2008                3,290                (1)
Transfer                   11/1/2008               17,353                (1)
Transfer                   11/1/2008               35,236                (1)
Transfer                   11/1/2008               15,293                (1)
Transfer                   11/1/2008                7,365                (1)
Transfer                   11/1/2008                4,830                (1)
Transfer                   11/1/2008               36,184                (1)
Transfer                   11/1/2008               19,814                (1)
Transfer                   11/1/2008                3,925                (1)
Transfer                   11/1/2008                3,637                (1)
Transfer                   11/1/2008                6,468                (1)
Transfer                   11/1/2008                  941                (1)
Transfer                   11/1/2008                   91                (1)
Transfer                   11/1/2008                4,970                (1)
Transfer                   11/1/2008                1,789                (1)
Transfer                   11/1/2008                6,294                (1)
Transfer                   11/1/2008                6,751                (1)
Transfer                   11/1/2008                4,830                (1)
Transfer                   11/1/2008                1,650                (1)
Transfer                   11/1/2008                1,894                (1)
Transfer                   11/1/2008                1,936                (1)
Transfer                   11/1/2008                  650                (1)
Transfer                   11/1/2008                3,252                (1)
Transfer                   11/1/2008                4,531                (1)
Transfer                   11/1/2008                3,579                (1)
Transfer                   11/1/2008                1,824                (1)
Transfer                   11/1/2008                5,000                (1)
Transfer                   11/1/2008                  400                (1)
Transfer                   11/1/2008               10,000                (1)
Transfer                   11/1/2008                  300                (1)
Transfer                   11/1/2008                2,000                (1)
Transfer                   11/1/2008                6,421                (1)
Transfer                   11/1/2008                  958                (1)
Transfer                   11/1/2008                3,544                (1)
Transfer                   11/1/2008                1,236                (1)
Transfer                   11/1/2008               11,333                (1)
Transfer                   11/1/2008               22,658                (1)
Transfer                   11/1/2008                   45                (1)
Transfer                   11/1/2008                3,484                (1)
Transfer                   11/1/2008               20,095                (1)
Transfer                   11/1/2008                2,360                (1)
Transfer                   11/1/2008                6,813                (1)
Transfer                   11/1/2008                  975                (1)
Transfer                   11/1/2008                2,122                (1)
Transfer                   11/1/2008                2,100                (1)
Transfer                   11/1/2008                1,536                (1)
Transfer                   11/1/2008                6,245                (1)
Transfer                   11/1/2008                2,700                (1)
Transfer                   11/1/2008                  588                (1)
Transfer                   11/1/2008                  820                (1)
Transfer                   11/1/2008                1,262                (1)
Transfer                   11/1/2008                  430                (1)
Transfer                   11/1/2008                7,549                (1)
Transfer                   11/1/2008                  923                (1)
Transfer                   11/1/2008                3,544                (1)
Transfer                   11/1/2008               21,681                (1)
Transfer                   11/1/2008                3,546                (1)
Transfer                   11/1/2008                4,953                (1)
Transfer                   11/1/2008               19,331                (1)
Transfer                   11/1/2008                3,865                (1)
Transfer                   11/1/2008               15,000                (1)
Transfer                   11/1/2008               13,200                (1)
Transfer                   11/1/2008               30,400                (1)
Transfer                   11/1/2008               13,516                (1)
Transfer                   11/1/2008               20,097                (1)
Transfer                   11/1/2008                3,482                (1)
Transfer                   11/1/2008               35,230                (1)
Transfer                   11/1/2008                4,782                (1)
Transfer                   11/1/2008                1,780                (1)
Transfer                   11/1/2008               21,398                (1)
Transfer                   11/1/2008                5,499                (1)
Transfer                   11/1/2008                1,823                (1)
Transfer                   11/1/2008               17,919                (1)
Transfer                   11/1/2008               28,564                (1)
Transfer                   11/1/2008               91,903                (1)
Transfer                   11/1/2008                4,218                (1)
Transfer                   11/1/2008               10,144                (1)
Transfer                   11/1/2008                4,807                (1)
Transfer                   11/1/2008                3,742                (1)
Transfer                   11/1/2008                2,979                (1)
Transfer                   11/1/2008                    7                (1)
Transfer                   11/1/2008                   80                (1)
Transfer                   11/1/2008                4,483                (1)
Transfer                   11/1/2008                  157                (1)
Transfer                   11/1/2008                  282                (1)
Transfer                   11/1/2008               10,891                (1)
Transfer                   11/1/2008                5,392                (1)
Transfer                   11/1/2008                6,612                (1)
Transfer                   11/1/2008                8,409                (1)
Transfer                   11/1/2008                1,130                (1)
Transfer                   11/1/2008               27,907                (1)
Transfer                   11/1/2008                3,029                (1)
Transfer                   11/1/2008               21,834                (1)
Transfer                   11/1/2008                6,881                (1)
Transfer                   11/1/2008                6,247                (1)
Transfer                   11/1/2008                  745                (1)
Transfer                   11/1/2008                  745                (1)
Transfer                   11/1/2008                4,054                (1)
Transfer                   11/1/2008                2,828                (1)
Transfer                   11/1/2008                5,166                (1)
Transfer                   11/1/2008                3,600                (1)
Transfer                   11/1/2008                1,760                (1)
Transfer                   11/1/2008               77,283                (1)
Transfer                   11/1/2008                2,905                (1)
Transfer                   11/1/2008               18,061                (1)
Transfer                   11/1/2008                2,466                (1)
Transfer                   11/1/2008                4,047                (1)
Transfer                   11/1/2008                1,362                (1)
Transfer                   11/1/2008                6,273                (1)
Transfer                   11/1/2008                2,779                (1)
Transfer                   11/1/2008                1,389                (1)
Transfer                   11/1/2008                4,835                (1)
Transfer                   11/1/2008                7,069                (1)
Transfer                   11/1/2008                9,681                (1)
Transfer                   11/1/2008               31,205                (1)
Transfer                   11/1/2008                5,736                (1)
Transfer                   11/1/2008               56,069                (1)
Transfer                   11/1/2008               42,838                (1)
Transfer                   11/1/2008               14,726                (1)
Transfer                   11/1/2008               29,337                (1)
Transfer                   11/1/2008                9,380                (1)
Transfer                   11/1/2008                  732                (1)
Transfer                   11/1/2008               15,825                (1)
Transfer                   11/1/2008               25,000                (1)
Transfer                   11/1/2008               52,205                (1)
Transfer                   11/1/2008               11,555                (1)
Transfer                   11/1/2008               10,832                (1)
Transfer                   11/1/2008               22,129                (1)
Transfer                   11/1/2008                6,436                (1)
Transfer                   11/1/2008               10,427                (1)
Transfer                   11/1/2008               17,000                (1)
Transfer                   11/1/2008               15,000                (1)
Transfer                   11/1/2008               12,800                (1)
Transfer                   11/1/2008                1,800                (1)
Transfer                   11/1/2008               17,700                (1)
Transfer                   11/1/2008               64,261                (1)
Transfer                   11/1/2008               17,996                (1)
Transfer                   11/1/2008               16,000                (1)
Transfer                   11/1/2008               35,900                (1)
Transfer                   11/1/2008              207,300                (1)
Transfer                   11/1/2008              109,800                (1)
Transfer                   11/1/2008               20,200                (1)
Transfer                   11/1/2008               43,200                (1)
Transfer                   11/1/2008               28,500                (1)
Transfer                   11/1/2008               73,500                (1)
Transfer                   11/1/2008              112,000                (1)
Transfer                   11/1/2008               47,400                (1)
Transfer                   11/1/2008               25,000                (1)
Transfer                   11/1/2008               33,600                (1)
Transfer                   11/1/2008                5,000                (1)
Transfer                   11/1/2008               20,000                (1)
Transfer                   11/1/2008                  400                (1)
Transfer                   11/1/2008               10,000                (1)
Transfer                   11/1/2008                  300                (1)
Transfer                   11/1/2008                2,000                (1)
Transfer                   11/1/2008               12,332                (1)
Transfer                   11/1/2008               34,083                (1)
Transfer                   11/1/2008                  732                (1)
Transfer                   11/1/2008               91,300                (1)
Transfer                   11/1/2008               15,000                (1)
Transfer                   11/1/2008               13,200                (1)
Transfer                   11/1/2008               30,400                (1)
Transfer                   11/1/2008               17,000                (1)
Transfer                   11/1/2008               38,300                (1)
Transfer                   11/1/2008               24,200                (1)
Transfer                   11/1/2008               40,944                (1)
Transfer                   11/1/2008              147,500                (1)
Transfer                   11/1/2008               62,899                (1)
Transfer                   11/1/2008               34,700                (1)
Transfer                   11/1/2008              117,899                (1)
Transfer                   11/1/2008                9,999                (1)
Transfer                   11/1/2008               44,999                (1)
Transfer                   11/1/2008                5,499                (1)
Transfer                   11/1/2008               34,599                (1)
Transfer                   11/1/2008                5,900                (1)
Transfer                   11/1/2008               61,499                (1)
Transfer                   11/1/2008               89,999                (1)
Transfer                   11/1/2008               18,700                (1)
Transfer                   11/1/2008               16,599                (1)
Transfer                   11/1/2008               37,199                (1)
Transfer                   11/1/2008               20,899                (1)
Transfer                   11/1/2008               46,899                (1)
Transfer                   11/1/2008               29,385                (1)
Sale                       11/3/2008                  200            $  6.57
Sale                       11/3/2008                  200            $  6.57
Sale                       11/3/2008                  300            $  6.57
Sale                       11/3/2008                6,612            $  6.17
Transfer                   11/3/2008                2,084                (1)
Transfer                   11/3/2008                3,241                (1)
Transfer                   11/3/2008                8,111                (1)
Transfer                   11/3/2008               21,540                (1)
Transfer                   11/3/2008                3,167                (1)
Transfer                   11/3/2008                6,776                (1)
Transfer                   11/3/2008               16,889                (1)
Transfer                   11/3/2008                9,863                (1)
Transfer                   11/3/2008                5,570                (1)
Transfer                   11/3/2008                7,558                (1)
Transfer                   11/3/2008                5,726                (1)
Transfer                   11/3/2008                5,608                (1)
Transfer                   11/3/2008                3,707                (1)
Transfer                   11/3/2008                  689                (1)
Transfer                   11/3/2008                3,241                (1)
Transfer                   11/3/2008                  689                (1)
Transfer                   11/3/2008                6,776                (1)
Transfer                   11/3/2008               25,000                (1)
Transfer                   11/3/2008               27,266                (1)
Transfer                   11/3/2008                5,608                (1)
Transfer                   11/3/2008                3,707                (1)
Transfer                   11/3/2008                7,558                (1)
Transfer                   11/3/2008                8,587                (1)
Transfer                   11/3/2008                1,709                (1)
Transfer                   11/4/2008                8,716                (1)
Transfer                   11/4/2008                4,625                (1)
Transfer                   11/4/2008                8,716                (1)
Transfer                   11/4/2008                4,625                (1)
Transfer                   11/4/2008               15,433                (1)
Transfer                   11/4/2008                2,084                (1)
Transfer                   11/4/2008                3,167                (1)
Sale                       11/5/2008                  689            $  6.85
Sale                       11/5/2008                1,936            $  7.05
Sale                       11/5/2008                  588            $  7.01



Fairholme Funds, Inc.

                          Date of              Number of             Price
Purchase/Sale           Transaction             Shares              per Share
-------------           -----------            ---------            ---------

Purchase                    9/9/2008                8,500            $ 11.01
Purchase                   9/10/2008              314,300            $ 10.99
Purchase                   9/11/2008              136,000            $ 10.57
Purchase                   9/12/2008               97,400            $ 10.99
Purchase                   9/15/2008              369,200            $ 10.54
Purchase                   9/16/2008              213,300            $ 10.08
Purchase                   9/17/2008              309,400            $  9.64
Purchase                   9/18/2008               70,000            $  9.72
Purchase                   9/22/2008               83,300            $ 10.80
Purchase                   9/23/2008               27,400            $ 11.09
Purchase                   9/24/2008               28,100            $ 11.18
Purchase                   9/26/2008              146,400            $ 11.08
Purchase                   9/29/2008              303,200            $ 10.35
Purchase                   9/30/2008                1,900            $ 10.10
Purchase                   10/1/2008               82,800            $ 10.11
Purchase                   10/2/2008              415,300            $  9.81
Purchase                   10/3/2008              405,000            $  9.96
Purchase                   10/6/2008              200,700            $  8.53


Bruce R. Berkowitz

                          Date of              Number of             Price
Purchase/Sale           Transaction             Shares              per Share
-------------           -----------            ---------            ---------

Transfer                11/1/2008                   3,484            (1)
Transfer                11/1/2008                  20,095            (1)
Transfer                11/1/2008                  21,398            (1)
Transfer                11/1/2008                   5,499            (1)
Transfer                11/1/2008                   1,823            (1)
Transfer                11/1/2008                  17,919            (1)
Transfer                11/1/2008                  28,564            (1)
Transfer                11/1/2008                  91,903            (1)
Transfer                11/1/2008                   4,483            (1)
Transfer                11/1/2008                     157            (1)
Transfer                11/1/2008                     282            (1)
Transfer                11/1/2008                  21,834            (1)
Transfer                11/1/2008                   6,881            (1)
Transfer                11/1/2008                   6,247            (1)
Transfer                11/1/2008                     745            (1)
Transfer                11/1/2008                     745            (1)




----------
(1) These transfers are a result of a distribution of assets from one of Fairholme's private funds to the investors in such fund.



SK 22146 0001 935451